Exhibit 99.1

Theralink® Technologies Announces Closing of Private Placement and Conversion of Existing Convertible Notes and Convertible Preferred Shares

Golden, Colorado — November 29, 2022 — Theralink Technologies, Inc. (OTC:THER) (“Theralink” or the “Company”), a precision oncology company with a novel phosphoprotein-based assay for breast cancer, today announced that it has entered into definitive agreements with certain institutional and accredited investors for the sale of senior secured convertible debentures and warrants to purchase shares of the Company’s common stock, resulting in total gross proceeds of approximately $3.1 million before deducting the placement agent’s fees and other offering expenses.

Under the terms of the securities purchase agreement, the Company has agreed to sell senior secured convertible debentures, with a principal amount of approximately $3.4 million (including OID of 10%), with a 12-month term. The debentures bear an interest rate of 10% per annum and, upon a qualified financing, will be converted into either (a) the securities sold by the Company in such qualified financing, at a price per share equal to the lesser of $0.003 per share or a 30% discount to the price of securities sold in such qualified financing, or (b) newly issued convertible preferred securities, at a price per share equal to the price described in the foregoing clause (a) or the 5-day VWAP on the 181st day following such exchange, subject to a partial redemption right at the time of the qualified offering. The warrants, calculated at 100% of the principal amount of the debentures, are exercisable upon the earlier of the maturity date of the debentures or a qualified financing at an exercise price equal to the price of the securities sold in such qualified financing or, if no qualified financing has occurred prior to the maturity date of the debentures, the lower of $0.003 per share or 70% of the 10-day VWAP prior to such maturity date.

Additionally, in connection with this offering, holders of certain existing convertible notes and convertible preferred shares of the Company agreed to convert their securities into an aggregate of approximately $13.4 million of the senior secured convertible debentures and warrants on the terms described in the foregoing paragraph.

Joseph Gunnar & Co., LLC is acting as the sole placement agent for the offering.

The convertible debentures and warrants (and shares of common stock underlying the convertible debentures and warrants) described above were offered in a private placement and have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration with the Securities and Exchange Commission (the “SEC”) or an applicable exemption from such registration requirements. The securities were offered only to accredited investors. Pursuant to the securities purchase agreement entered into with the investors, the Company has agreed to use its commercially reasonable efforts to file a registration statement with the SEC upon the closing of the qualified financing covering the resale of the shares of common stock underlying the convertible debentures and the shares issuable upon exercise of the warrants.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Theralink Technologies, Inc.

Theralink is a proteomics-based, precision medicine company with a CLIA-certified and CAP accredited laboratory located in Golden, Colorado. Through its unique and patented phosphoprotein and protein biomarker platform and LDTs, Theralink’s technology targets multiple areas of oncology and drug development. In addition to the Company’s first assay for advanced breast cancer, Theralink is actively working on a second assay that is planned to be pan-tumor for solid tumors across multiple tumor types such as ovarian, endometrial, pancreatic, liver, head and neck, colorectal, lung, prostate, among others. Theralink provides precision oncology data through its powerful Theralink® Reverse Phase Protein Array assays to assist the biopharmaceutical industry and clinical oncologists in identifying likely responders and non-responders to both FDA-approved and investigational drug treatments. Theralink intends to help improve cancer outcomes for patients, help reveal therapeutic options for oncologists, and support biopharmaceutical drug development by using a beyond-genomics approach to molecular profiling that directly measures drug target levels and activity. For more information, please visit www.theralink.com.

Forward Looking Statements

Certain statements contained in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, anything relating or referring to statements relating to the size and timing of the offering and the impact of the closing on the Company’s business, operations, and strategies. Forward-looking statements are inherently subject to risks and uncertainties some of which cannot be predicted or quantified based on current expectations. Such risks and uncertainties include, without limitation, the risks and uncertainties set forth from time to time in reports filed by Theralink with the SEC. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends affecting the financial condition of our business and although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Consequently, future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking statements contained herein. The Company undertakes no obligation to publicly release statements made to reflect events or circumstances after the date hereof.

Contact Information

Valter Pinto, Managing Director

KCSA Strategic Communications

valter@kcsa.com